Exhibit 99.1

Vans, Inc. Reports Fourth Quarter and Fiscal 2003 Sales and Earnings; Same Store Sales Increase 9% for the Fourth Quarter

    Business Editors

    SANTA FE SPRINGS, Calif.--(BUSINESS WIRE)--July 17, 2003--Vans, Inc. (Nasdaq: VANS):


    -- Company incurs charge associated with skatepark terminations and an impairment of its snow business goodwill --

   -- Company sets pro-forma FY'04 EPS guidance of $0.35 to $0.40 --

            -- FY '04 GAAP EPS approximately break even --


    Vans, Inc. (Nasdaq: VANS) today announced financial results for the fourth quarter and fiscal year ended May 31, 2003.
    Net sales for the fourth quarter were $63.3 million, compared to $63.6 million in the fourth quarter of last year. The Company reported a net loss from continuing operations of $22.1 million, or $1.24 per diluted share for the quarter, versus a net loss from continuing operations of $13.8 million, or $0.76 per diluted share in the same period a year ago. Excluding a pre-tax charge of $10.5 million associated with skatepark asset impairment and lease terminations, the Company's pre-tax loss from continuing operations would have been $10.9 million compared to $15.9 million for the fourth quarter last year. For an analysis of the adjustments, please refer to table 2 following the text of this release for a reconciliation of GAAP results to adjusted results.
    Net sales for fiscal 2003 were $330.2 million compared to net sales of $331.4 million in fiscal 2002. For the year, the Company reported a net loss from continuing operations of $29.4 million, or $1.64 per diluted share, versus a net loss from continuing operations of $1.3 million, or $0.07 per diluted share a year ago.
    Gary H. Schoenfeld, President and Chief Executive Officer stated, "We've said previously that we expected fiscal 2003 to be a turnaround year for Vans and that we needed to aggressively respond to changes in the marketplace. While the costs associated with exiting the skateparks are significant, we are encouraged by the steps we have taken and in particular the positive comp turnaround we experienced in our retail stores during the fourth quarter which has continued into the first quarter.(a) Our 9% same store sales gain compared to a negative 6.6% in the third quarter represents a dramatic sequential improvement and positive reaction from customers to our new product and merchandising efforts and has raised our outlook as we look ahead to back to school and the new fiscal year."(a)
    Total U.S. sales for the fourth quarter, including sales through Vans' U.S. retail stores, were $43.8 million, versus $43.9 million for the same period a year ago. Sales through the Company's U.S. retail stores increased 9.6% to $25.9 million in the fourth quarter of fiscal 2003, from $23.7 million in the same period a year ago. U.S. national sales in the fourth quarter decreased 11.8% to $17.8 million, versus $20.2 million a year ago. Total international sales were $19.5 million, down approximately 1.1% from $19.8 million a year ago primarily due to decreased sales in Latin America and Southeast Asia, partially offset by favorable exchange rates in Europe.
    Total U.S. sales for the year ended May 31, 2003, including sales through Vans' U.S. retail stores, were $229.4 million, versus $234.1 million for the year ended May 31, 2002. Sales through the Company's U.S. retail stores increased 3.8% to $114.2 million from $110.0 million for the year. Comparable store sales for the year, including sales through European stores, declined 3.2 %. U.S. national sales for the year declined 7.2% to $115.2 million, versus $124.2 million a year ago. Total international sales were $100.8 million, up 3.6% from $97.3 million a year ago.
    "For the quarter, our retail growth was lead by double-digit comparable store gains in both footwear and apparel," Mr. Schoenfeld said. "Internationally our biggest increases for the year were in France and the U.K."
    Gross margins for the quarter increased 650 basis points to 47.2% vs. 40.7% a year ago primarily due to a combination of a substantial reduction in inventory obsolescence charges and mark-downs, channel mix shift to a higher percentage of retail sales and better margins internationally in part due to stronger foreign currencies. Operating expenses for the quarter were $51.5 million, which includes $15.9 million of charges associated with asset and goodwill impairment and lease termination costs, compared to $44.6 million of operating expenses last year, which included $5.0 million of asset impairment charges. Inventory increased to $64.0 million from $48.8 million year-over-year primarily due to an increase in in-transit goods and a deeper fill position for the retail stores. Cash and marketable securities were $52.8 million at the end of the fiscal year.
    The Company stated that it has reached resolutions on eight of its skateparks. Of these parks, six resulted in lease termination costs of $10.1 million in the fourth quarter. The other two, which are subject to final documentation, will result in lease termination costs in the first quarter of fiscal 2004. As part of the agreements with the landlords, three of the eight parks are expected to stay open at reduced rents for approximately one more year.
    "As we have previously discussed, an estimated nearly ten-fold increase in public skateparks has necessitated our decision to substantially exit this business. While it has taken longer to conclude some of the negotiations due to various issues, including the fact that two of the remaining malls are in the process of being sold, we remain comfortable with our liquidity position.(b) Based upon current assumptions, we expect to end fiscal 2004 with cash and marketable securities of approximately $40-45 million compared to the $52 million as of May 31, 2003," Mr. Schoenfeld said.(b)
    The Company also announced that it was taking a $4.6 million non-cash charge due to the impairment of its snow business. A shift in consumer preference to conventional snowboard boot bindings has negatively impacted Vans' step-in snowboard boot binding business. As a result, the goodwill associated with the 1998 acquisition of the Switch(R) brand was determined to be fully impaired.
    With respect to guidance for fiscal 2004, excluding skatepark operations and future estimated lease termination charges, the Company stated that it expects total revenues for the first quarter and for the year of approximately $123 million to $126 million and $320 million to $330 million, respectively, and earnings per share from continuing operations, excluding skatepark operations and future estimated lease termination charges, of approximately $0.55 to $0.58 for the first quarter and $0.35 to $0.40 for the year.(a) Excluding skatepark operations and lease terminations, the Company expects gross margins for the first quarter to be approximately 44%, and 46% to 47% for the full year; operating expenses for the first quarter to be approximately $41 million and, for the year, in the range of $140 million to $145 million; and the Company's combined effective tax rate between its domestic and international business to be in the range of 20-22% for the year.(a)
    With respect to guidance for fiscal 2004, as determined in accordance with generally accepted accounting principles ("GAAP") and therefore including skatepark operations and future estimated lease termination charges, the Company stated that it expects total revenues for the first quarter and for the year of approximately $125 million to $128 million and $325 million to $335 million, respectively, and earnings per share from continuing operations of approximately $0.53 to $0.56 for the first quarter and approximately break even for the year.(a) On a GAAP basis, the Company expects gross margins to be approximately 44% for the first quarter and approximately 46% to 47% for the year; operating expenses to be approximately $43 million for the first quarter and $150 million to $155 million for the year; and the Company's combined effective tax rate between its domestic and international business to be approximately 70% for the year.(a) For an analysis of the reconciliation of GAAP guidance to adjusted guidance, and the Company's earnings per share guidance for the second quarter and second half of fiscal 2004, on an as-adjusted and GAAP basis, please refer to table 5 following the text of this release.
    Mr. Schoenfeld concluded, "Clearly the athletic footwear industry has undergone a major shift, from an emphasis on technical performance to more fashion-oriented athletic footwear. While staying true to our unique California heritage and leadership position in action sports, we have made significant changes to our product and execution strategies and restructured certain areas of our organization. We believe we have taken several important steps during fiscal 2003 to get us back on track for growth in sales and profits and that we are entering this fiscal year with our strongest combination of segmented product, aspirational athletes, and positive momentum in key independent accounts and in our own retail stores.(a) We believe that we are well positioned for back to school and look forward to the prospects of further strengthening in our base business."(a)
    Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of Core Sports,(TM) such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown(TM) Series, the VANS Warped Tour,(R) the VANS World Amateur Skateboarding Championships, large-scale VANS skateparks, and the VANS High Cascade Snowboard Camp,(R) located on Mt. Hood. The Company operates 161 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for Core Sports, (TM) snowboard boots, strap snowboard boot bindings under its AGENCY(TM) brand, step-in snowboard boot bindings under its SWITCH(R) brand, and outerwear worldwide. The Company also offers the PRO-TEC line of protective helmets and pads through its subsidiary, Pro-Tec, Inc. Vans' website is www.vans.com and its news releases, SEC filings, and other investor information can be accessed by clicking on the vans.biz button on the website.

    (a) These are forward-looking statements about the Company's results of operations for fiscal 2004. Actual results of operations for fiscal 2004 or any quarterly period thereof may vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the ongoing consolidation of the retail segment of the footwear industry coupled with price compression in the industry; (ii) the continuance of downward trends in the U.S. economy (including, particularly, California and the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy and the political stability of the world, such as the recent war with Iraq, the ongoing dispute with North Korea, and the terrorist attacks against the United States which occurred on September 11, 2001; (iii) the ability of the Company to sustain the recent new growth in its retail business; (iv) any adverse impact of the SARS virus on the Company's ability to source products from China and/or Philippines; (v) whether the Company can complete the documentation for the termination of the two skatepark leases for which it has reached oral agreements and whether it can reach agreements on satisfactory terms to terminate the leases for a significant number of the remaining parks; (vi) changes in the fashion preferences of the Company's target customers and the Company's ability to anticipate and respond to such changes; (vii) increasing competition in all lines of the Company's business from large, well-established companies with significant financial resources and brand recognition, niche competitors who market exclusively to the Company's target customers; (viii) the cancellation of orders which could alter bookings numbers;
        (ix) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the euro and the British pound on the Company's European business; and
        (x) whether the Company's expense reduction initiatives are achieved. Many of these factors, and others, are discussed more extensively in the Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2002, which was filed with the Securities and Exchange Commission.

    (b) This is a forward-looking statement about the Company's liquidity expectations for fiscal 2004. The Company's actual cash requirements could vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the amount of cash it spends in connection with future lease terminations for skateparks; (ii) the Company's rate of growth and future profitability; (iii) the number of new stores it decides to open and the number of store remodels it undertakes; (iv) the Company's ability to effectively manage its inventory levels; (v) timing differences in payment for its foreign sourced product; and
        (vi) downward trends in the U.S. economy and foreign economies which could adversely impact its business.



                                                               Table 1

                              Vans, Inc.
                        Condensed Consolidated
                       Statements of Operations
                     (Amounts in thousands, except
                          per share amounts)

                               Three months ended  Twelve months ended
                               ------------------  -------------------

                                 May 31,  May 31,   May 31,  May 31,
                                   2003     2002      2003     2002
                                ------------------ ------------------
Retail sales                     $25,937  $23,655  $114,170 $109,980
National sales                    17,838   20,230   115,216  124,163
International sales               19,531   19,753   100,811   97,300
                                ------------------ ------------------
   Net sales                      63,306   63,638   330,197  331,443

Cost of sales                     33,449   37,715   180,439  179,736
                                ------------------ ------------------

Gross profit                      29,857   25,923   149,758  151,707
Gross profit percentage             47.2%    40.7%     45.4%    45.8%

Operating expenses
Retail                            16,618   17,144    68,147   60,549
Marketing, advertising and
 promotion                         5,072    7,605    27,849   34,206
Selling, distribution and
 administrative                   13,794   14,717    54,508   51,682
Asset impairment charges           1,209    4,990    16,481    4,990
Goodwill impairment charges        4,550        0     4,550        0
Lease termination costs           10,116        0    10,116        0
Amortization of intangible
 assets                              166      114       734      266
                                ------------------ ------------------
  Total operating expenses        51,525   44,570   182,385  151,693

Operating income (loss)          (21,668) (18,647)  (32,627)      14
Operating income (loss)
 percentage                        -34.2%   -29.3%     -9.9%     0.0%

Other (income) expense, net (a)     (323)     809       712    1,060
Interest (income), net               (11)    (182)     (690)  (1,126)
                                ------------------ ------------------
   Other (income) expense, net      (334)     627        22      (66)

Income (loss) from continuing
 operations before income taxes
 and minority interest           (21,334) (19,274)  (32,649)      80

Income tax expense (benefit)         736   (5,787)   (3,945)      80
Minority interest                     78      269       675    1,259
                                ------------------ ------------------
Loss from continuing operations  (22,148) (13,756)  (29,379)  (1,259)

Loss from discontinued
 operations, net of tax             (428)  (1,178)     (648)  (1,337)

Net loss                        $(22,576)$(14,934) $(30,027) $(2,596)
                                ================== ==================

Basic and diluted (loss) per
 share:
Weighted average shares
 outstanding                      17,861   18,014    17,964   17,764

Loss from continuing operations $(1.24) $(0.76) $(1.64) $(0.07) Loss from discontinued
 operations                        (0.02)   (0.07)    (0.03)   (0.08)
                                ------------------ ------------------
Net loss                          $(1.26)  $(0.83)   $(1.67)  $(0.15)
                                ================== ==================

Footnote:
---------

(a) Other (income) expense, net consists primarily of licensing royalties, hedging activity, and foreign exchange gains or losses.


                                                               Table 2

                              Vans, Inc.
         Reconciliation Between Non-GAAP and GAAP Disclosures
                        (Amounts in thousands)

The Company's results of operations include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing, and amount. The following table is a reconciliation of loss from continuing operations before income taxes and minority interest to loss from continuing operations before income taxes and minority interest, excluding skatepark lease terminations and asset impairment charges on skateparks expected to be closed. This presentation is meant to provide useful information to investors because the Company has made a strategic decision to exit the skatepark business, with the exception of one or two strategic skatepark locations which the Company may keep open primarily to promote brand awareness. The information in the schedule below is not considered to be an alternative to operating income in accordance with generally accepted accounting principles.


                                                    Three months ended
                                                    ------------------

                                                      May 31,  May 31,
                                                       2003     2002
                                                    ------------------
Loss from continuing operations before income taxes
 and minority interest                             $(21,334) $(19,274)

Less: skatepark asset impairment charges on
 skateparks expected to be closed                       481    3,379
Less: skatepark lease termination costs               9,991        -
                                                   -------------------
                                                     10,472    3,379
Loss from continuing operations before income taxes
 and minority interest, excluding skatepark lease
 terminations and asset impairment charges on
 skateparks expected to be closed                  $(10,862) $(15,895)
                                                   ===================

                                                               Table 3

                              Vans, Inc.
  Reconciliation of Base Business Excluding Skatepark Operations and
                           Asset Impairment
 and Lease Termination Charges to Consolidated Statement of Operations
           (Amounts in thousands, except per share amounts)

The Company's results of operations include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing, and amount. The following tables reconcile our consolidated Statements of Operations to our Base Business, as defined below. This presentation is meant to provide useful information to investors because the Company has made a strategic decision to exit the skatepark business, with the exception of one or two strategic skatepark locations which the Company may keep open primarily to promote brand awareness. The information in the schedule below is not considered to be an alternative to operating income in accordance with generally accepted accounting principles.


                                         Q4 FY 2003
                            ------------------------------------------
                                                 Asset         Base
                                                Impairment  Business
                             Total   Skatepark  and Lease   Excluding
                           Reported  Operations Termination    Other
                           Per GAAP    (A)      Charges (B) Charges(C)
                           -------------------------------------------

Net Sales                    $63,306     $2,982          $-   $60,324
Gross Profit                 $29,857     $2,155          $-   $27,702
Gross Profit percentage           47%        72%          0%       46%
Asset impairment, goodwill
 impairment and lease
 terminations                $15,875         $-     $10,472    $5,403

Loss from continuing
 operations before
 income taxes and minority
 interest                   $(21,334)     $(920)   $(10,472)  $(9,942)
Loss from continuing
 operations                 $(22,148)     $(920)   $(10,472) $(10,756)

Loss from discontinued
  operations, net of tax       $(428)      $(34)      $(394)       $-

Net loss                    $(22,576)     $(954)   $(10,866) $(10,756)

Shares outstanding            17,861     17,861      17,861    17,861

Basic Loss per share
Continuing Operations         $(1.24)    $(0.05)     $(0.59)   $(0.60)
Discontinued Operations       $(0.02)    $(0.00)     $(0.02)       $-
                            --------- ---------- ----------- ---------
Net Loss                      $(1.26)    $(0.05)     $(0.61)   $(0.60)


                                      Full Year FY 2003
                            ------------------------------------------
                                                  Asset         Base
                                     Terminated  Impairment  Business
                             Total   Skatepark  and Lease    Excluding
                           Reported  Operations Termination     Other
                           Per GAAP    (A)      Charges (B) Charges(C)
                           --------  ---------  ----------- ----------

Net Sales                   $330,197    $14,785          $-  $315,412
Gross Profit                $149,758    $10,725          $-  $139,033
Gross Profit percentage           45%        73%          0%       44%
Asset impairment, goodwill
  impairment and lease
   terminations              $31,147         $-     $19,381   $11,766

Loss from continuing
 operations before
  income taxes and minority
   interest                 $(32,649)   $(3,316)   $(19,381)  $(9,952)
Loss from continuing
 operations                 $(29,379)   $(2,805)   $(16,396) $(10,177)

Income (loss) from
 discontinued
  operatons, net of tax        $(648)     $(259)      $(389)       $-

Net loss                    $(30,027)   $(3,064)   $(16,785) $(10,177)

Shares outstanding            17,964     17,964      17,964    17,964

Basic earnings (Loss) per
 share
Continuing Operations         $(1.64)    $(0.16)     $(0.91)   $(0.57)
Discontinued Operations       $(0.03)    $(0.01)     $(0.02)       $-
                            --------- ---------- ----------- ---------
Net earnings loss             $(1.67)    $(0.17)     $(0.93)   $(0.57)


Footnotes:
----------

(A) The skatepark operations include the results of all skateparks which are expected to close within the next 12-24 months, but excludes related lease termination and asset impairment charges. This column does not include two skateparks the Company may keep open primarily to promote brand awareness.

(B) The asset impairment and lease termination charges include skatepark asset impairment and skatepark lease termination charges incurred with the expected closure of the related skateparks.

(C) The Base Business, which is the total consolidated statement of operations, less the operations of the skateparks the Company expects to close and the related asset impairment and lease termination charges, consists of retail store operations, two skateparks which may remain open, the national wholesale business, the Vans Warped Tour, the Vans High Cascade Snowboard Camp and the international wholesale business.


                                                               Table 4
                              Vans, Inc.
                Condensed Consolidated Balance Sheets
                           (In thousands)


                                                    May 31,   May 31,
                                                     2003      2002
                                                  --------- ---------
ASSETS:
Current assets
Cash and cash equivalents                          $52,844   $28,447
Marketable securities                                    -    27,544
Trade receivables, net                              25,596    28,024
Inventory                                           63,955    48,835
Deferred income taxes                                3,055     9,260
Other current assets                                11,617    14,957
                                                  --------- ---------
                         Total current assets      157,067   157,067

Property, plant and equipment, net                  25,120    41,126
Intangible assets                                   47,235    49,679
Other assets                                         8,362     8,855
                                                  --------- ---------

                         Total assets             $237,784  $256,727
                                                  ========= =========

LIABILITIES:

Accounts payable                                   $24,484   $22,113
Other current liabilities                           13,307    10,113
Lease termination costs                              9,881         0
Income taxes payable                                 3,296     2,946
                                                  --------- ---------
                         Total current liabilities  50,968    35,172
Deferred income taxes                                2,383    10,480
Long-term debt                                       2,523     3,192
                                                  --------- ---------
                         Total liabilities          55,874    48,844

Minority interest                                    1,735     3,576
Shareholders' equity                               180,175   204,307
                                                  --------- ---------
                         Total liabilities and
                          shareholders' equity    $237,784  $256,727
                                                  ========= =========


                                                               Table 5

                              Vans, Inc.
       Reconciliation of GAAP Guidance to Base Business Guidance
            (Amounts in millions, except per share amounts)


The Company's results of operations and any forward-looking guidance include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing, and amount. The following tables reconcile our GAAP guidance to our Base Business guidance, as defined below, for the periods indicated. This guidance is meant to provide useful information to investors because the Company has made a strategic decision to exit the skatepark business, with the exception of one or two strategic skatepark locations which the Company may keep open primarily to promote brand awareness. The information in the schedule below is not considered to be an alternative to guidance given in accordance with GAAP.

                                                           Base
                                                           Business
                                              Skatepark    Excluding
                                              Operations   Skatepark
                                              And          Operations
                                    Total     Lease        and Lease
                                  Guidance    Termination  Termination
                                  Per GAAP    Charges (A)  Charges (B)
                                ------------- ----------- ------------

Full Year Fiscal 2004
---------------------

Total revenues                  $325 to $335  Approx. $5  $320 to $330

Gross profit percentage         46% to 47%    Approx. 70%   46% to 47%

Operating expenses, including
  lease termination charges     $150 to $155  Approx. $10 $140 to $145

Effective tax rate              Approx. 70%            0%   20% to 22%

Earnings (loss) per share       Approx.       Approx.      $0.35 to
                                breakeven     $ (.40)       0.40

Q1 Fiscal 2004
--------------

Total revenues                  $125 to $128  Approx. $2  $123 to $126

Gross profit percentage         Approx. 44%   Approx. 70%  Approx. 44%

Operating expenses, including
  lease termination charges     Approx. $43    Approx. $2  Approx. $41

Earnings (loss) per share       $0.53 to                   $0.55 to
                                $0.56          $(0.02)     $0.58


Q2 Fiscal 2004
--------------

Earnings (loss) per share       $ (0.58) to   $ (0.30) to  $ (0.28) to
                                $ (0.67)      $ (0.35)     $ (0.32)

Six-month period ending May 31, 2004
------------------------------------

Earnings (loss) per share       $ 0.00 to $   $ (0.06) to  Approx.
                                  0.05        $ (0.08)     $ 0.10

Footnotes:
----------

(A) The skatepark operations include the results of all skateparks which are expected to close within the next 12-24 months. This column does not include two skateparks the Company may keep open primarily to promote brand awareness. The lease termination charges are estimated costs to terminate existing leases related to expected skatepark closures, which in these estimates are assumed to occur in the second quarter.

(B) The Base Business, which is the total consolidated statement of operations, less the operations of the skateparks the Company expects to close and the related lease termination charges, consists of retail store operations, two skateparks which may remain open, the national wholesale business, the Vans Warped Tour, the Vans High Cascade Snowboard Camp and the international wholesale business.

    CONTACT: Vans, Inc.
             Gary H. Schoenfeld, 562-565-8267
             President and
             Chief Executive Officer
             or
             Integrated Corporate Relations
             Chad A. Jacobs/Brendon E. Frey
             203-222-9013